                                                                  EXHIBIT 4.2(B)

                          FIRST AMENDMENT AND EXTENSION
                                       TO
                  LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT


         This First Amendment and Extension ("First Amendment"), dated and effective as of December 17, 1999 (the "Replacement Date") is made by and between SERVOTRONICS, INC. ("Servo") and TSV ELMA, INC. formerly known as TSV, Inc. ("TSV"), Delaware corporations having their principal offices at 1110 Maple Street, P.O. Box 300, Elma, New York 14059 (Servo and TSV are sometimes collectively and severally referred to herein as the "Company") and FLEET NATIONAL BANK, a national banking association and successor to Fleet Bank, with an office at Fleet Bank Building, Ten Fountain Plaza, Buffalo, New York 14202 ("Bank").

                            STATEMENT OF THE PREMISES

         The Company and Fleet Bank have previously entered into a Letter of Credit and Reimbursement Agreement dated as of December 1, 1994 (the "Reimbursement Agreement"); and

         The Erie County Industrial Development Agency (the "Agency") issued its Industrial Development Revenue Bonds (1994 Servotronics, Inc. Project) in the aggregate principal amount of $5,000,000 (the "Bonds") for the purpose of assisting in financing the Project, as defined in the Reimbursement Agreement; and

         WHEREAS, the Bank issued its irrevocable Letter of Credit (the "Original Letter of Credit") to facilitate the issuance and sale of the Bonds, all in accordance with the terms and conditions of the Reimbursement Agreement; and

         WHEREAS, the Original Letter of Credit will expire on December 21, 1999 and the Company has requested that Bank renew and extend the Original Letter of Credit for a five-year period; and

         WHEREAS, Bank has agreed to renew and extend such Original Letter of Credit, provided that the Company agrees to the modification of certain financial covenants in the Reimbursement Agreement and certain other changes to the Reimbursement Agreement and the Company has agreed thereto, all upon the terms and conditions set forth herein.

                           STATEMENT OF CONSIDERATION

         Accordingly, in consideration of the premises and under the authority of Section 5-1103 of the New York General Obligations Law, the Company and Bank agree as follows:

                                    AGREEMENT

         1. AMENDMENT. Effective upon the satisfaction of all conditions specified in Section 4 hereof, the Reimbursement Agreement is hereby amended as follows:

                                  Page 2 of 10                    EXHIBIT 4.2(B)

                  A. The first recital of the Reimbursement Agreement is hereby amended and restated to read in its entirety as follows:

                  WHEREAS, the Company has applied to the Erie County Industrial Development Agency (the "Agency") to issue its Industrial Development Revenue Bonds (1994 Servotronics, Inc. Project) in the aggregate principal amount of $5,000,000 for the purpose of assisting in financing the project described below and paying certain costs incidental thereto; and

                  B. Section 1.01 of the Reimbursement Agreement is hereby amended by amended and restating the following definitions in their entirety to read as follows:

                  "BANK" shall mean Fleet National Bank, a national banking corporation having an office at 10 Fountain Plaza, Buffalo, New York 14202.

                  "LETTER OF CREDIT" means the irrevocable transferable direct pay letter of credit in the form of Exhibit A to this Agreement, dated the Closing Date, issued by the Bank in favor of the Trustee, and any replacement, amendment or extension thereof.

                  C. Section 3.02 of the Reimbursement Agreement is hereby amended and restated in its entirety to read as follows:

                  3.02 LETTER OF CREDIT FEE. On December 22, 1994 and on each March 22, June 22, September 22 and December 22 thereafter (or, if any such day is not a Business Day, the immediate succeeding Business Day) so long as any credit remains available to the Trustee under the Letter of Credit, the Company shall pay to the Bank a Letter of Credit fee equal to one percent ( 1%) per annum of the sum of (a) the principal amount of all Outstanding Bonds on such date and (b) if such date falls within a Variable Interest Rate Period, an amount equal to 60 days' accrued interest on the principal amount of all Outstanding Bonds on such date computed assuming an interest rate of twelve percent (12%) per annum, or, if such date falls within a Fixed Interest Rate Period, an amount equal to 210 days' accrued interest on the principal amount of all Outstanding Bonds on such date computed at the Fixed Interest Rate. There shall be no reduction or refund of any portion of such Letter of Credit fee in the event the Letter of Credit expires or is drawn upon, reduced, terminated or otherwise modified after the date such Letter of Credit fee is computed in advance for each three month period. In the event any fees payable under the terms hereof are not paid on or before the date the same are due and payable, the payment of such fees shall be accompanied by interest thereon, at a rate equal to two percent (2%) per annum in excess of the Stated Prime Rate from time to time, from the date such payment becomes due until paid in full.

                  D. The following new Section 10.13 is added to the Reimbursement Agreement immediately following Section 10.12:

                  10.13 The Company has reviewed the "Year 2000 Risk" (that is the risk that computer applications used by the Company and/or it suppliers, vendors and customers may be unable to recognize and perform without error date-sensitive functions involving certain dates prior to and any date after December 31, 1999) and represents that, to the best of its knowledge after such review, it is taking such action as may be necessary to ensure that the Year 2000 Risk will not materially adversely affect its business operations and/or financial condition. Notwithstanding the provisions of this Section or Section 11.15, the Company gives no representation with respect to suppliers, vendors or customers not controlled by the Company except that it has made a reasonable effort to obtain assurances as to Year 2000 Risk from entities with whom the Company has material business relationships, and the Company has received from such entities no reports advising of a Year 2000 Risk materially adversely affecting the Company's business operations and/or financial condition.

                                  Page 3 of 10                    EXHIBIT 4.2(B)

                  E. Section 11.02 of the Reimbursement Agreement is hereby amended and restated to read in its entirety as follows:

                  11.02 NET WORKING CAPITAL. Will maintain, (i) as of December 31, 1999, Net Working Capital of not less than $7,500,000 and (ii) as at the end of each fiscal quarter thereafter, Net Working Capital of not less than $7,500,000, increasing each fiscal year, commencing December 31, 2000, by two percent (2%) of the amount used on the previous December 31 for purposes of testing this covenant (e.g. for the quarters ending March 31, 2000, June 30, 2000 and September 30, 2000, not less than $7,500,000; for the quarter ending December 31, 2000, not less than $7,650,000; for the quarters ending March 31, 2001, June 30, 2001 and September 30, 2001, not less than $7,650,000; for the quarter ending December 31, 2001, not less than $7,803,000, etc.). If the effect of any change in Generally Accepted Accounting Principles would cause a violation of the covenant set forth in this Section 11.02 on any testing date during the term of this Agreement and such covenant would not be violated if such change in Generally Accepted Accounting Principles were disregarded in making the calculations set forth in this Section, then such covenant shall not be deemed violated as of the applicable testing date.

                  F. Section 11.03 of the Reimbursement Agreement is hereby amended and restated to read in its entirety as follows:

                  11.03 TANGIBLE NET WORTH. Will maintain, (i) as of December 31, 1999, a Tangible Net Worth of not less than $9,000,000 and (ii) as of the end of each fiscal quarter thereafter, Tangible Net Worth of not less than $9,000,000, increasing each fiscal year, commencing December 31, 2000, by two percent (2%) of the amount used on the previous December 31 for purposes of testing this covenant (e.g. for the quarters ending March 31, 2000, June 30, 2000 and September 30, 2000, not less than $9,000,000; for the quarter ending December 31, 2000, not less than $9,180,000; for the quarters ending March 31, 2001, June 30, 2001 and September 30, 2001, not less than $9,180,000; for the quarter ending December 31, 2001, not less than $9,363,600, etc.). If the effect of any change in Generally Accepted Accounting Principles would cause a violation of the covenant set forth in this Section 11.03 on any testing date during the term of this Agreement and such covenant would not be violated if such change in Generally Accepted Accounting Principles were disregarded in making the calculations set forth in this Section, then such covenant shall not be deemed violated as of the applicable testing date.

                  G. Section 11.04 of the Reimbursement Agreement is hereby amended and restated to read in its entirety as follows:

                  11.04 DEBT TO WORTH. Will maintain, at the end of each of its fiscal quarters for the four quarters then ended, a ratio of its Liabilities to Tangible Net Worth of not more than 1.5 to 1.0.

                  H. Section 11.05 of the Reimbursement Agreement is hereby amended and restated to read in its entirety as follows:

                  11.05 DEBT SERVICE COVERAGE RATIO. Will have a Debt Service Coverage Ratio of not less than 1.0 to 1.0, for the four quarters then ended, as of the end of each fiscal quarter.

                  I. The following new Section 11.15 is added to the Reimbursement Agreement immediately following Section 11.14:

                  11.15 The Company will be Year 2000 Compliant by January 1, 2000. For purposes of this Section, "Year 2000 Compliant" means, with regard to the Company and/or its suppliers, vendors and customers (subject, however, to the last sentence of Section 10.13), that all software, embedded microchips, and other processing capabilities utilized by, and material to the business operations or financial condition of, such entity are able to interpret and manipulate data on and involving all calendar dates correctly and without causing any abnormal ending scenario, including in relation to dates on and after January 1, 2000.

                                  Page 4 of 10                    EXHIBIT 4.2(B)

                  J. The following new Sections 14.12 through 14.15 are added to the Reimbursement Agreement immediately following Section 14.11:

                  14.12 PARTICIPATION. Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to the Company or any guarantor, to grant to one or more banks or other financial institutions other than securities brokers, dealers and investment bankers (each, a "Participant") participating interests in Bank's obligations hereunder and/or any or all of the Reimbursement obligations held by Bank hereunder. In the event of any such grant by Bank of a participating interest to a Participant, whether or not upon notice to the Company, Bank shall remain responsible for the performance of its obligations hereunder and the Company shall continue to deal solely and directly with Bank in connection with Bank's rights and obligations hereunder. Bank may furnish any information concerning the Company in its possession from time to time to prospective Participants, provided that, if any information is provided which is not publicly available (it being understood that "publicly available" shall include non-confidential filings made by the Company with the Securities and Exchange Commission which shall have become available to the public and shall exclude information which has become publicly available in violation of the provisions of this Section) Bank shall require any such prospective Participant to agree in writing (a true copy of which shall be furnished to the Company) to maintain the confidentiality of all such information which is not publicly available and the Company shall be identified in that written agreement as a beneficiary of that agreement with the right to enforce it.

                  14.13 SETOFF. The Company and any guarantor hereby grant to Bank, a lien, security interest and right of setoff as security for all liabilities and obligations to Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Fleet Financial Group, Inc., or in transit to any of them. Upon the occurrence and continuing existence of any Event of Default (which shall not have been cured within any applicable grace period), Bank may set off the same or any part thereof and apply the same to any liability or obligation of the Company and any guarantor even though unmatured and regardless of the adequacy of any other collateral securing any Loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY LOAN, PRIOR TO EXERCISING ITS RIGHTS OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE COMPANY OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

                  14.14 MAXIMUM INTEREST RATE. All agreements between the Company and any guarantors and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of the indebtedness evidenced by this Agreement or any other Financing Document exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement, or such other Financing Documents, as the case may be, shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Company and Bank in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Financing Documents at the time performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest

                                  Page 5 of 10                    EXHIBIT 4.2(B)

shall be applied to the reduction of the principal obligations evidenced by this Agreement or such other Financing Documents, as the case may be and not to the payment of interest. This provision shall control every other provision of all agreements between the Company, any guarantors and Bank.

                  14.15 REPLACEMENT DOCUMENTS. Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction or mutilation of this Reimbursement Agreement or any Financing Document delivered hereunder, which states, among other things that Bank has sole ownership of such document or, as applicable, the rights thereunder, which contains an indemnification against claims and associated expenses of persons making claims with respect to such lost document, in form and substance reasonably acceptable to the Company, and by which Bank agrees to surrender (without demand for duplicate payment), as applicable, such Reimbursement Agreement or other Financing Document upon any recovery thereof, the Company will issue, in lieu thereof, a replacement Reimbursement Agreement, note or other security document in the same principal amount thereof and otherwise of like tenor.

                  K. Effective on the Replacement Date, Exhibit A of the Reimbursement Agreement is hereby amended by the attachment thereto of the amendment attached hereto as Exhibit A.

         2. EXTENSIONS. Effective as of the Replacement Date, the Letter of Credit is extended for an additional five-year period which extension shall be effected by the issuance of an amendment to letter of credit in the form attached to this Amendment and Extension as Exhibit A.

         3. REPRESENTATIONS AND WARRANTIES. The Company makes the following representations and warranties to Bank which shall be deemed to be continuing representations and warranties so long as any obligations, including indebtedness of the Company to Bank arising under the Reimbursement Agreement or any note delivered pursuant thereto remain unpaid:

                  A. AUTHORIZATION. The Company has full power and authority to borrow hereunder and to execute, deliver and perform this First Amendment and any documents delivered in connection with it and all other related documents and transactions, all of which have been duly authorized by all proper and necessary corporate action. The execution and delivery of this First Amendment by the Company will not violate the provisions of, or cause a default under, the Company's Certificate of Incorporation or By-Laws or any agreement to which the Company is a party or by which it or its assets are bound.

                  B. BINDING EFFECT. This First Amendment has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms.

                  C. CONSENTS; GOVERNMENTAL APPROVALS. No consent, approval or authorization of, or registration, declaration or filing with, any governmental body or authority or any other party is required in connection with the valid execution, delivery or performance of this First Amendment or any other document executed and delivered therewith or in connection with any other transactions contemplated hereby.

                                  Page 6 of 10                    EXHIBIT 4.2(B)

                  D. NO EVENTS OF DEFAULT. There is, on the date hereof, no event or condition which constitutes an Event of Default under any of the Loan Documents or which, with notice and/or the passage of time, would constitute an Event of Default.

                  E. NO MATERIAL MISSTATEMENTS. Neither this First Amendment nor any document delivered to Bank by or on behalf of the Company to induce Bank to enter into this First Amendment contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.

         4. CONDITIONS OF EFFECTIVENESS. This First Amendment shall become effective when and only when Bank shall have received counterparts of this First Amendment executed by the Company and Bank and the following conditions shall have been fulfilled:

                  A. DOCUMENTS. All instruments, certificates and agreements to be furnished to the Bank hereunder shall be of such form and content as the Bank shall reasonably require, and the Company shall furnish such consents, authorizations and other instruments and agreements as the Bank may reasonably deem necessary to effectuate the intent of this First Amendment.

                  B. OPINION OF COUNSEL. Counsel to the Company shall have delivered to the Bank an opinion in form and substance satisfactory to the Bank.

                  C. AUTHORIZATION. The Company shall have taken appropriate corporate action to authorize, and the Company's Board of Directors shall have adopted resolutions authorizing the execution and delivery of this First Amendment and the taking of all action called for by this First Amendment, and the Company shall have furnished to Bank certified copies of all such corporate action and Board resolutions and such other certified corporate documents as the Bank may request.

                  D. COSTS AND EXPENSES. The Company shall have complied with
Section 6 of this First Amendment.

                  E. ACKNOWLEDGMENT. G. N. Metals Products, Inc., The Ontario Knife Company and Queen Cutlery Company, Inc. shall each have delivered to Bank an Acknowledgment in form and substance satisfactory to Bank and such additional documents as Bank or its counsel may reasonably require and all documents, instruments and other legal matters in connection with this First Amendment shall be satisfactory in form and substance to Bank and its counsel.

         5.       REFERENCE TO AND EFFECT ON LOAN DOCUMENTS.

                  A. Upon the effectiveness hereof, each reference in the Reimbursement Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import, and each reference in the Loan Documents to the Reimbursement Agreement shall mean and be a reference to the Reimbursement Agreement as amended by this First Amendment.

                                  Page 7 of 10                    EXHIBIT 4.2(B)


                  B. The Reimbursement Agreement, as amended by this First Amendment, represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This First Amendment supersedes all prior negotiations and any course of dealing between the parties with respect to the subject matter hereof. This First Amendment shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of, and be enforceable by, Bank and each of its successors and assigns. The Reimbursement Agreement, as amended hereby, is in full force and effect and, as so amended, is hereby ratified and reaffirmed in its entirety. The Company acknowledges and agrees that the Reimbursement Agreement (as amended by this First Amendment), the Collateral Lease Assignment, the Pledge Agreement, the Agency Mortgage and all other Financing Documents to which the Company is a party are in full force and effect, that the Company's obligations thereunder and under this First Amendment are its legal valid and binding obligations enforceable against it in accordance with the terms thereof and hereof, and it has no defense, whether legal or equitable, setoff or counterclaim to the payment and performance of such obligations.

                  C. The execution, delivery and effectiveness of this First Amendment shall not operate as a waiver of any right, power or remedy of Bank under the Reimbursement Agreement, nor constitute a waiver of any provision of the Reimbursement Agreement.

         6. COSTS AND EXPENSES. The Company agrees to pay on demand all costs and expenses of Bank in connection with the preparation, negotiation, administration, execution and delivery of this First Amendment and the other documents related hereto, including the reasonable fees, charges and disbursements of counsel for Bank.

         7. GOVERNING LAW. Pursuant to Section 5-1401 of the New York General Obligations Law, the laws of the State of New York shall govern the validity, construction, enforcement and interpretation of this First Amendment in whole without regard to any rules of conflicts-of-laws that would require the application of the laws of any jurisdiction other than the State of New York.

         8. HEADINGS. Section headings in this First Amendment are included herein for convenience of reference only and shall not limit or otherwise affect the meanings of this First Amendment or be used to construe its provisions.

         9. EXECUTION IN COUNTERPARTS. This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same First Amendment, regardless of whether or not the execution by all parties shall appear on any single counterpart. Delivery of an executed counterpart of a signature page to this First Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this First Amendment.

                                  Page 8 of 10                    EXHIBIT 4.2(B)

         IN WITNESS WHEREOF, the parties hereto have each caused a counterpart of this First Amendment to be executed by their respective representatives thereunto duly authorized, as of the date first above written.

                                   SERVOTRONICS, INC.



                                   By: /S/LEE D. BURNS, TREASURER
                                       --------------------------
                                          Lee D. Burns
                                          Treasurer and Chief Financial
                                            Officer




                                   TSV ELMA, INC.



                                   By: /S/LEE D. BURNS, TREASURER
                                       --------------------------
                                          Lee D. Burns
                                          Treasurer and Chief Financial
                                            Officer




                                   FLEET NATIONAL BANK



                                   By: /S/GERALD A. LEE
                                       --------------------------
                                          Gerald A. Lee
                                          Vice President

                                  Page 9 of 10                    EXHIBIT 4.2(B)


STATE OF NEW YORK         )
                          :  SS.:
COUNTY OF ERIE            )


         On the 17th day of December in the year 1999 before me personally came Lee D. Burns to me known, who, being by me duly sworn, did depose and say that he resides in Lancaster, New York; that he is the Treasurer and Chief Financial Officer of Servotronics, Inc., the corporation described in and which executed the above instrument; and that he signed his name thereto by order of the board of directors of said corporation.



                                               /S/Pandora W. Mangold
                                         ---------------------------------
                                                   Notary Public

                                                 PANDORA W. MANGOLD
                                          Notary Public, State of New York
                                              Qualified in Erie County
                                         Commission Expires March 30, 2000




STATE OF NEW YORK                     )
                                      :  SS.:
COUNTY OF ERIE                        )


         On the 17th day of December in the year 1999 before me personally came Lee D. Burns to me known, who, being by me duly sworn, did depose and say that he resides in Lancaster, New York; that he is the Treasurer of TSV ELMA, Inc., the corporation described in and which executed the above instrument; and that he signed his name thereto by order of the board of directors of said corporation.



                                               /S/Pandora W. Mangold
                                         ---------------------------------
                                                   Notary Public

                                                 PANDORA W. MANGOLD
                                          Notary Public, State of New York
                                              Qualified in Erie County
                                         Commission Expires March 30, 2000

                                 Page 10 of 10                    EXHIBIT 4.2(B)


STATE OF NEW YORK        )
                         :  SS.:
COUNTY OF ERIE           )


         On this 17th day of December, 1999 before me personally came Gerald A. Lee to me known, who, being by me duly sworn, did depose and say that he resides in Tonawanda, New York; that he is a Vice President of Fleet National Bank, the banking association described in and which executed the above instrument; and that he signed his name thereto by order of the board of directors of said association.

                                                /S/Martha M. Anderson
                                          ---------------------------------
                                                    Notary Public

                                                  MARTHA M. ANDERSON
                                           Notary Public, State of New York
                                                    No.02PO4930661
                                               Qualified in Erie County
                                           Certificate Filed in Erie County
                                          Commission Expires April 18, 2000